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EXHIBIT 10.7


March 1, 2001

Mr. Mark Wagner
2641 Calle Alegra
Pleasanton, CA   94566

                            Employment Agreement

Dear Mark:

This letter confirms the terms and conditions of your employment with PayStar Communications Corporation as follows:

#1. Title:  President of  PayStar Communications Corporation.

Duties and Authority: Executive shall be President of PayStar with offices in Lodi, Ca and Pleasanton, Ca. Executive will have full power and authority to do and perform all services, acts and things necessary or advisable to manage and conduct company business, including executive, fiscal, administrative and operational functions subject to policies adopted by the Board of Directors. Executive shall report to William D. Yotty, Chairman of the Board and CEO.

#2. Additional Responsibilities:

Executive will oversee all sales efforts including wholesale, service bureau, switch sales, switch maintenance revenue, Cashless ATM, wireless bankcard, pay phones, long distance, prepaid, ISP, Web based advertising. Each division or subsidiary's manager or VP will report directly to Mr. Wagner. Executive will also have approval authority for advertising budgets, trade show budgets, graphic design and overall marketing budgets.

Vendor Relations: Executive will have primary responsibility for establishing new vendor relationships and negotiate business contracts when appropriate. For example, Cisco, Lucent, Nortel, Sun, HP, Dialogic, Ascend, Clarent, Printers, Graphic design, advertisers, carriers, CLEC'S, etc.

#3. Salary:

Company shall pay Executive in equal installments, the following basic annual salary: One hundred and eighty thousand dollars ($180,000). Payable per current PayStar Communications payroll guidelines and procedures.

#4. Signing Bonus:

A one-time cash payment of $100,000 is due Mr. Wagner and payable 60 days from "close" of the SHS Communications, merger\acquisition by PayStar Communications, Corp.

#5. Override Bonus:

Executive shall receive a 5% override quarterly bonus based on total company gross margin revenue in overall sales. This shall be calculated by product monthly. The bonus is payable on the 15th of the month following a completed quarter. For example, if PayStar had booked quarterly revenue of $3,000,000 in the second quarter of 2001 with an averaged 15% profit margin, the override bonus would be $22,500 less tax payable July 15th. ($3,000,000 x 15% margin = $450,000 x 5% = $22.500 bonus.

     - The compensation begins the second quarter of 2001. (April through June revenue)
     -    Bonus is based on received funds only.
     - The bonus is calculated on the quarterly revenue generated by product and payable by product in the aggregate based on "profit only".

#6. Stock and Equity:

Executive will be given an option for 200,000 shares fixed at $1.00 per share over the next 2 years. Shares will vest per completed quarter at the agreed rate of 25,000 shares per quarter.

#7.  Termination Clause:

If Executive is terminated without legal cause before the term of this agreement ends (Legal cause, definition, this is meant to be a higher standard than "just cause"), then Executive will be compensated a severance fee equal to One full year's salary, plus the amount of stock due to complete the current quarter.

#8. Indemnification:

This agreement further provides that the company will indemnify and hold harmless Mr. Wagner to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by Mr. Wagner of his duties.

It is further understood that Mr. Wagner will be indemnified against any previous liability related to PayStar Communications, Corp prior to March 1st, 2001.

#9. Expenses:

The Company will reimburse all reasonable expenses incurred by the Executive. For example, work related phone calls from home, office phone bill, cellular phone bill, monthly Internet account fee, computer expense, office supplies, business expense, copier expense, monthly business gas expense, airfare, hotels, meals, and all reasonable business expenses. Executive will comply with all company expense guidelines and procedures.

#10. Benefits

Employee shall be entitled to all employee benefits offered by the company. For example, medical , 401 K and all other current or future benefits.

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#11. Auto Allowance:

Executive will be given a $500.00 per month allowance payable on the 1st payday of the month.

#12. Vacation

Executive will be offered two weeks paid vacation per year and all other sick days and holidays offered by the company.

#13. Term

This agreement shall be in effect for two years from start date. It can be mutually renewed in one-year increments by agreement of both parties.

This letter constitutes the full agreement between PayStar Communications, Corp. and Mark Wagner.

Dated: March 1, 2001                    Dated: March 2, 2001


/s/ William D. Yotty                    /s/ Mark Wagner
WILLIAM D. YOTTY                        MARK WAGNER
Chairman of the Board and CEO